EXHIBIT   3.1



RESTATED ARTICLES OF INCORPORATION OF THE COMPANY, AS AMENDED





THE STATE OF OHIO


BOB TAFT


SECRETARY OF STATE


584370


CERTIFICATE


It is hereby certified that the Secretary of State of Ohio has custody of the Records of Incorporation and Miscellaneous
Filings; that said records show the filing and recording of:
AMD MIS INC of:  MID AM, INC.


Recorded on Roll H701 at Frame 1547 of the Records of
Incorporation and Miscellaneous Filings.


Witness my hand and the seal of the Secretary of State at Columbus, Ohio, this 8th day of Oct., A.D. 1993.


/s/  Bob Taft
Bob Taft
Secretary of State

United State of America, State of Ohio,
Office of the Secretary of State
The Seal of Ohio

CERTIFICATE OF AMENDMENT OF
AMENDED ARTICLES OF INCORPORATION OF MID AM, INC.

David R. Francisco, President and Chief Operating Officer, and W. Granger Souder, Senior Vice President/General Counsel and Secretary of Mid Am, Inc., an Ohio corporation, with its principal office located in the City of Bowling Green, Wood County, Ohio, do hereby certify that (i) a special meeting of the holders of shares of said corporation entitling them to vote on the proposal to amend the Amended Articles of Incorporation of the corporation was duly called for such purpose and held on October 5, 1993; (ii) the holders of more than a majority of the outstanding shares of the corporation so entitled to vote were present in person or by proxy; and (iii) by affirmative vote of the holders of shares entitling them to exercise more than a majority of the voting power of the corporation on such proposal, as required by Article FIFTH, subpart (iv), the following resolutions were adopted:

   RESOLVED, that the first sentence of the first paragraph of Article FOURTH of the Amended Articles of Incorporation of this corporation is hereby amended so as to read as follows:

      FOURTH: The number of shares which the Corporation is authorized to have outstanding is thirty seven million (37,000,000), of which thirty five million (35,000,000) are common shares without par value ("Common Shares") and two million (2,000,000) are preferred shares without par value ("Preferred Shares").

   RESOLVED FURTHER, that the proper officers of the corporation be, and they hereby are, authorized and directed to subscribe and file a Certificate of Amendment in accordance with the foregoing resolution with the office of the Secretary of State of the State of Ohio and to do or cause to be done all such further acts and things as may be necessary and proper in connection therewith.

IN WITNESS WHEREOF, David R. Francisco, President and Chief Operating Officer, and W. Granger Souder, Senior Vice President/ General Counsel and Secretary of Mid Am, Inc., acting for and on behalf of said corporation, have hereunto subscribed their names this 7th day of October, 1993.

MID AM, INC.

By  /s/ David R. Francisco
    David R. Francisco, President and Chief Operating Officer
By  /s/ W. Granger Souder
    W. Granger Souder, Senior Vice President/General Counsel/
    Secretary

CERTIFICATE OF AMENDMENT OF
AMENDED ARTICLES OF INCORPORATION OF MID AM, INC.

Jeffery S. Schatz, Senior Vice President/Funds Management, and W.
Granger Souder, Senior Vice President/General Counsel and
Secretary of Mid Am, Inc., an Ohio Corporation (the
"Corporation") do hereby certify that:

1. (i) In accordance with Section 1701.70 of the Ohio Revised Code which provides that directors may adopt amendments to the articles in respect of any unissued shares of any class to the extent authorized by the articles; (ii) the Amended Articles of the Corporation provide in Article Fourth, Division 1 that the directors may adopt amendments to the Articles of Incorporation fixing the series terms of a series of the Corporation's preferred shares without par value; (iii) such authority of the Board of Directors was duly delegated to the Offering Committee of the Board of Directors by an action of the Board of Directors of the Corporation; and (iv) the following resolutions were adopted by the Offering Committee of the Board of Directors:

   RESOLVED, that the Series Amendment to the Amended Articles of Incorporation of the Corporation, attached hereto as Exhibit A, which includes the final terms of the Preferred Stock, including the redemption terms, the dividend and conversion rates and liquidation price, be and hereby is approved.

   FURTHER RESOLVED, that the executive officers of the Corporation and, each of them, be and hereby are authorized to execute and file with the Secretary of State of Ohio a Certificate of Amendment of the Amended Articles of Incorporation of the Corporation.

2. Attached hereto as Exhibit A is a true, correct and complete copy of the Exhibit A referred to in the foregoing resolutions.

   IN WITNESS WHEREOF, the above named officers, acting for and on behalf of the Corporation, hereunto have subscribed their names as of this 5th day of June, 1992.


/s/ Jeffery S. Schatz
Jeffery S. Schatz
Senior Vice President/Funds Management

/s/ W. Granger Souder
W. Granger Souder
Senior Vice President/General Counsel and Secretary

Exhibit A.


   Article Fourth, Division 1 of the Amended Articles of
Incorporation, of Mid Am, Inc. is hereby amended by the insertion of paragraph G immediately following paragraph F as follows:

   (G) Series A Preferred Shares. There is hereby established a series of the preferred shares of the Corporation to which the following provisions shall be applicable:

      1.  Designation and number.  The series shall be designated
"$1.8125 Cumulative Convertible Preferred Stock, Series A" (the
"Series A Preferred Stock").  The number of shares of Series A
Preferred Stock shall be up to 1,610,000.

      2. Dividends. (a) The holders of record of Series A Preferred Stock , on such respective dates as shall be determined by the Board of Directors in advance of the payment of each dividend provided for herein, shall be entitled to receive, as and when declared by the Board of Directors and out of assets of the Corporation which are by law available for the payment of dividends, at the rate of $1.8125 per share per annum payable March 1, June 1, September 1, and December 1 of each year, commencing on September 1, 1992 (each such day a "dividend date" and each quarterly period ending on a dividend date a "dividend period"), which dividends shall accrue from June 12, 1992. Each such dividend shall be payable to the holders of record as they appear on the stock books of the Corporation on such record dates, not exceeding 60 days preceding the payment dates thereof, as shall be fixed by the Board of Directors of the Corporation.

      (b) Dividends on the Series A Preferred Stock shall be cumulative, whether or not in any dividend period or periods there shall be surplus or net profits of the Corporation legally available for the payment of such dividends.

      (c)  Accumulations of dividends on any shares of Series A
Preferred Stock shall not bear interest.

      (d) Dividends payable on the Series A Preferred Stock for any period greater or less than a full dividend period shall be computed on the basis of a 360 day year consisting of twelve 30 day months. Dividends payable on the Series A Preferred Stock for each full dividend period shall be computed by dividing the annual dividend rate by four.

      3. Liquidation Preference. The amount which the holders of Series A Preferred Stock shall be entitled to receive in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be $25.00 per share plus an amount per share equal to all dividends accrued and unpaid thereon to the date of such liquidation, dissolution or winding up, and no more. Notwithstanding anything to the contrary elsewhere in these Articles of Incorporation, the stated capital of the Corporation in respect of the Series A Preferred Stock shall be in accordance with Chapter 1701 of the Ohio Revised Code.

      4. Redemption. (a) The shares of Series A Preferred Stock shall be redeemable at the option of the Corporation in whole or in part, at any time or from time to time, on or after June 12, 1997, on not less than 30 nor more than 60 days notice by mail, at a redemption price of $25.00 per share plus accrued and unpaid dividends to the redemption date.

      (b) Any notice of redemption mailed to a holder of Series A Preferred Stock at his address as the same appears on the books of the Corporation shall be conclusively presumed to have been given whether or not the holder receives the notice. Each such notice shall state the redemption date; the number of shares of Series A Preferred Stock to be redeemed, and, if less than all shares of Series A Preferred Stock held by such holder are to be redeemed, the number of such shares to be redeemed from such holder and the fact that a new certificate or certificates representing any unredeemed shares shall be issued without cost to such holder; the redemption price applicable to the shares to be redeemed; the place or places where such shares are to be surrendered; and that dividends on shares to be redeemed shall cease to accrue and accumulate on the redemption date. No defect in any such notice as to any shares of Series A Preferred Stock shall affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock.

      (c) Any shares of Series A Preferred Stock called for redemption pursuant to this subparagraph 4 shall not be deemed to be outstanding for the purposes of voting, determining the total number of shares entitled to vote, or payment of dividends thereon on or after the date on which the notice of redemption is mailed to the holders thereof and a sum sufficient to redeem such shares has been set apart for payment of the redemption price upon surrender of the certificates therefor. Any money set apart for such payment which is not required to redeem such shares because of conversions shall be promptly returned to the Corporation. In addition, any money set apart for such payment which remains unclaimed for a period of six years after the redemption date shall be repaid to the Corporation upon the request of the Corporation as expressed by a resolution of the Board of Directors. The holders of record of the shares so called for redemption who have not made a claim against such moneys prior to such repayment to the Corporation shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount set apart for payment of the redemption price and so repaid to the Corporation, but in no event shall any such holder be entitled to receive any interest thereon. The Corporation shall be entitled to receive any interest paid from time to time on the money so set apart.

      5. Conversion. (a) At the option of each of the holders of outstanding Series A Preferred Stock, such stock may be converted into the fully paid and nonassessable Common Stock as provided for in this subparagraph 5.

      (b) The Series A Preferred Stock may be converted into Common Stock at the conversion rate in effect at the conversion date as defined below. The initial "conversion rate" shall be
1.11111 shares of Common Stock for each share of Series A Preferred Stock converted, subject, however, to adjustment from time to time as provided elsewhere in this subparagraph 5. For purposes of such conversion, each share of Series A Preferred Stock will be valued at $25.00.

      (c) Upon conversion of the Series A Preferred Stock, (i) no payment shall be made on account of any accrued and unpaid dividends on such Series A Preferred Stock to the conversion date, and (ii) no adjustment in the conversion rate will be made on account of any such dividends. Notwithstanding the foregoing, if any share of Series A Preferred Stock is converted after any record date for the payment of a dividend on the Series A Preferred Stock but before the due date for payment therefor, then (i) such dividend shall be payable on such due date to the record holder of such share on such record date, and (ii) such share, when surrendered for conversion, shall be accompanied by payment of an amount equal to the dividend payable on such due date on such share (unless such share has been called for redemption prior to the due date for payment therefor).

      (d) Any Series A Preferred Stock which has been called for redemption pursuant to subparagraph 4 hereof may nevertheless be converted by the holder thereof at any time prior to the close of business on the tenth day preceding the date fixed for the redemption of such Series A Preferred Stock.

      (e) In the event the Corporation (i) issues any Common Stock as a dividend with respect to the outstanding Common Stock or any other common capital stock as a class or (ii) subdivides or combines the outstanding Common Stock, then the conversion rate in effect at the date of such event shall be adjusted by multiplying such conversion rate by the quotient of (a) the number of shares of Common Stock outstanding immediately after such event, divided by (b) the number of such shares outstanding immediately before such event. As used in this subparagraph 5, the term "common capital stock" means any class of capital stock of the Corporation ranking substantially on a parity with the Common Stock with respect to either preference upon liquidation or payment of dividends. Each adjustment in the conversion rate pursuant to this subsection shall become effective as of either
(i) the record date for the payment of such dividend, or (ii) the effective date of any such subdivision or combination.

      (f) In the event that the Corporation distributes with respect to the outstanding Common Stock or any other common capital stock as a class any rights or warrants to purchase Common Stock at a price per share which is less than the current market price per share of the Common Stock determined as provided for in subparagraph 5(1) hereof at the record date fixed for determination of the stockholders entitled to receive such distribution, then the conversion rate shall be adjusted by multiplying the conversion rate by the quotient of (i) the sum of
(a) the number of shares of Common Stock outstanding as of such record date, plus (b) the maximum number of shares of Common Stock issuable upon the full exercise of such rights or warrants, divided by (ii) the sum of (a) the number of shares of Common Stock issuable upon the full exercise of such rights or warrants, multiplied by (y) the quotient of the minimum exercise price of such rights or warranties, divided by such current market price at such record date. If the Corporation shall, by dividend or otherwise, distribute to all holders of Common Stock evidences of its indebtedness or assets (including securities, but excluding any rights or warrants referred to above, any dividend or distribution paid in cash out of retained earnings of the Corporation and any dividend or distribution referred to in subparagraph 5(e) hereof), the conversion rate shall be adjusted so that the same shall equal the rate determined by multiplying the conversion rate in effect immediately prior to the close of business on the record date fixed for the determination of shareholders entitled to receive such distribution by a fraction the denominator of which shall be the current market price per share (determined as provided in subparagraph 5(1) hereof) of the Common Stock on the date fixed for such determination less the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive) of the portion of the assets or evidence of indebtedness so distributed applicable to one share of Common Stock and the numerator of which shall be the current market price per share of the Common Stock. Each adjustment in the conversion rate pursuant to this subparagraph 5(f) shall become effective as of the record date fixed for determination of the shareholders entitled to receive such distribution.

      (g) The conversion rate shall not be adjusted if there is a reclassification. As used in this subparagraph 5, the term "reclassification" means that the Common Stock is changed into the same or a different number or amount of shares of capital stock, other securities, cash or other property of the Corporation by reclassification or other capital reorganization other than a share dividend, a subdivision or combination, or a reorganization all as provided for elsewhere in this subparagraph 5. However, in the event of any reclassification, the Series A Preferred Stock shall become convertible into the same number or amount of shares of capital stock, other securities, cash or other property which would have been issuable, deliverable or payable on account of the Common Stock issued upon the conversion of the Series A Preferred Stock assuming such stock had been converted immediately prior to such reclassification. Each change in convertibility pursuant to this subparagraph 5(g) shall become effective as of the effective date of such reclassification. After any such reclassification, the conversion privilege shall remain subject to adjustment on terms comparable (as determined by the Board of Directors, whose determination shall be conclusive) to those applicable to the Common Stock as provided herein.

      (h) The conversion rate shall not be adjusted pursuant to this subparagraph 5 if there is a reorganization. As used in this subparagraph 5 the term "reorganization" means (i) the merger or consolidation of the Corporation with or into any other corporation or (ii) the sale or exchange of substantially all of the assets of the Corporation as an entirety to any other corporation or other entity. However, in the event of a reorganization, the Series A Preferred Stock shall become convertible into the same number or amount of shares of stock, other securities, cash or other property of the corporation or other entity surviving or resulting from the reorganization which would have been issuable, deliverable or payable on account of the Common Stock issued upon conversion of the Series A Preferred Stock, assuming such stock had been converted immediately prior to such reorganization. In addition, after a reorganization, the provisions of this subparagraph 5 shall be appropriately applicable in a manner as nearly equivalent as practicable to the manner in which such provisions applied prior to such reorganization. Each change in convertibility pursuant to this subparagraph 5(h) shall become effective as of the effective date of each such reorganization. After any such reorganization, the conversion privilege shall remain subject to adjustment on terms comparable (as determined by the Board of Directors, whose determination shall be conclusive) to those applicable to the Common Stock as provided herein.


      (i) The Corporation may make such adjustments in the conversion rate, in addition to those expressly required above, as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients. No adjustment in the conversion rate shall be required pursuant to subparagraph 5 hereof unless such adjustment would require an increase or decrease in the conversion rate in effect immediately prior to such adjustment event of at least 1 percent of one share of Common Stock. However, any such adjustments which are not so required to be made at the time shall be carried forward and taken into account in determining any subsequent adjustment pursuant to this subparagraph 5.

      (j) Each time (i) the conversion rate is adjusted or (ii) there is a reclassification or a reorganization which changes the convertibility of the Series A Preferred Stock, the Corporation shall furnish to each holder of the Series A Preferred Stock a certificate specifying such adjustment or change and describing the circumstances of such adjustment or change.

      (k) The Series A Preferred Stock may be converted by (i) surrendering the certificates representing the shares of such Series A Preferred Stock, together with (ii) written notice of conversion, and (iii) a proper assignment of such certificates to the Corporation or in blank. The notice of conversion shall state the names and addresses in which the certificates representing the Common Stock issuable upon such conversion shall be issued. The date upon which the certificates representing the shares to be converted, notice of conversion and assignment are received by the transfer agent is referred to herein as the "conversion date." A promptly as practicable after the conversion date, the Corporation shall issue and deliver, as specified in the notice of conversion, certificates for the number of full shares of Common Stock (or other shares of capital stock, other securities, cash or other property) issuable upon such conversion, together with any cash instead of fractional shares as provided in subparagraph 5(1) hereof. Such conversion shall be deemed to have been effected immediately prior to the close of business on the conversion date, and at such time the rights of the holder as a holder of the converted shares of the Series A Preferred Stock shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

      (l) No fractional shares of Common Stock (or other shares of stock or other securities) or scrip representing fractional shares shall be issued upon conversion of the Series A Preferred Stock. Instead, the Corporation shall pay a cash adjustment in an amount equal to the same fraction of the current market price per share of the Common Stock (or other shares of capital stock or other securities) at the conversion date. As used in this subparagraph 5, the term "current market price" at any time means the daily average closing price for a period of thirty business days ending on the business day before the date for which such price is to be determined. The closing price for each business day means (i) if the Common Stock is then listed on a national securities exchange, the last reported closing sales price of the Common Stock on such exchange which shall be for consolidated trading if applicable to such exchange, or (ii) if the Common Stock is not then listed on a national securities exchange but is quoted on the NASDAQ National Market System, the last reported closing sales price of the Common Stock on such system. If, for any reason, such closing prices cannot reasonably be determined, then the "current market price" will be determined by any reasonable method selected by the Board of Directors of the Corporation.

      (m) In the event some but not all of the shares of the Series A Preferred Stock represented by certificates surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series A Preferred Stock which were not converted.

      (n) The Corporation shall at all times reserve and keep available and free of preemptive rights out of its authorized but unissued shares of Common Stock, solely for the purpose of affecting the conversion of the Series A Preferred Stock, such number of its shares of Common Stock (or other shares of capital stock or other securities) as shall from time to time be sufficient to affect the conversion of all outstanding shares of the Series A Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock (or other shares of capital stock or other securities) shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock (or other shares of capital stock or other securities) to such number of shares as shall be sufficient for such purpose.

      (o) The Corporation shall pay all documentary, stamp or other transaction taxes attributable to the issuance or delivery of shares of capital stock or other securities of the Corporation upon conversion of any shares of the Series A Preferred Stock. However, the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of the Series A Preferred Stock in respect of which such shares are being issued.

      (p) Upon conversion of any shares of Series A Preferred Stock, the stated capital of the Common Stock (or other shares of capital stock) issued upon such conversion shall be the aggregate stated capital, if any, of the shares so issued and the stated capital of the Corporation shall be correspondingly increased or decreased to reflect the difference between the stated capital of the Series A Preferred Stock so converted and the stated capital, if any, of the shares of Common Stock (or other shares of capital stock) issued upon conversion.

      6. Reacquired Shares. Shares of Series A Preferred Stock converted, redeemed, or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of Preferred Stock without designation as to series.

      7. No Sinking Fund. The Series A Preferred Stock will not be subject to any sinking fund or other obligation of the Corporation to redeem or retire the Series A Preferred Stock.





CERTIFICATE OF AMENDMENT OF RESTATED AND
AMENDED ARTICLES OF INCORPORATION OF MID AM, INC.

Edward J. Reiter, Chairman and Chief Executive Officer, and W. Granger Souder, Secretary of Mid Am, Inc., an Ohio Corporation with its principal office located in the City of Bowling Green, Wood County, Ohio, do hereby certify that (i) the annual meeting of the holders of shares of said corporation entitling them to vote on the proposal to amend the Restated and Amended Articles of Incorporation of the corporation was duly called for such purpose and held on April 11, 1992; (ii) the holders of more than a majority of the outstanding shares of the corporation so entitled to vote were present in person or by proxy; and (iii) by the affirmative vote of the holders of shares entitling them to exercise more than two-thirds of the voting power of the corporation on such proposal, the following resolution was adopted:

   RESOLVED, that the Amended Articles of Incorporation of Mid Am, Inc., as attached in its entirety, is hereby adopted and approved, and shall hereinafter supersede the existing Articles of Incorporation and all amendments thereto and restatements thereof.

IN WITNESS WHEREOF, Edward J. Reiter, Chairman and CEO, and W.
Granger Souder, Secretary of Mid Am, Inc., acting for and on behalf of said corporation, have hereunto subscribed their names this 28th day of April, 1992.

MID AM, INC.

By  /s/Edward J. Reiter
    Edward J. Reiter, Chairman and CEO

By  /s/W. Granger Souder
    W. Granger Souder, Secretary

                     AMENDED ARTICLES OF INCORPORATION
                                    OF
                               MID AM, INC.



          FIRST: The name of the corporation (the "Corporation") shall be:

                               Mid Am, Inc.

          SECOND: the place in the State of Ohio where the principal office of the Corporation is to be located is Bowling
Green, Wood County.

          THIRD: The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98 inclusive of the Ohio Revised Code.

          FOURTH: The number of shares which the Corporation is authorized to have outstanding is seventeen million (17,000,000), of which fifteen million (15,000,000) are common shares without par value ("Common Shares") and two million (2,000,000) are preferred shares without par value ("Preferred Shares"). The express terms of the shares of each class are as follows:

Division 1.  EXPRESS TERMS OF THE PREFERRED SHARES.

          (A) Board of Directors Authority to Fix Certain Terms. The Preferred Shares may be issued from time to time in one or more series. All Preferred Shares shall be of equal rank and shall be identical, except in respect of the matters that may be fixed by the Board of Directors, and each share of each series shall be identical with all other shares of such series, except as to the date from which dividends are cumulative. Subject to the provisions of subsections (A)-(F) of this Division 1, which provisions shall apply to all Preferred Shares, the Board of Directors is authorized to cause such shares to be issued in one or more series and with respect to each such series, prior to the issuance thereof, to fix:

                    (i)  The division of such Preferred Shares
               into series and the designation and authorized number of Preferred Shares of each series;

                    (ii)  The dividend or distribution rate;

                    (iii)  The dates of payments of dividends or
               distributions, if declared, and the dates from which they are cumulative;

                    (iv)  The amounts payable in the event of any
               voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

                    (v)  Redemption rights and price;

                    (vi)  The terms and amounts of any sinking
               fund provided for the purchase or redemption of the Preferred Shares;

                    (vii)  Conversion rights; and

                    (viii)  Restrictions on the issuance of
               shares of any class or series.

          The Board of Directors is authorized to adopt, from time to time, amendments to the Articles of Incorporation fixing, with respect to each such series, the matters described in this clauses (i) through
          (viii) above.

          (B) Dividend Preference. The holders of Preferred Shares of each series, in preference to the holders of Common Shares and of any other class of shares ranking junior to the Preferred Shares, shall be entitled to receive, out of any funds legally available, when and as declared by the Board of Directors, dividends in cash at the rate for such series fixed according to the provisions of subsection (A) of this Division 1 and no more, payable quarterly on the dates fixed for such series. Such dividends shall be cumulative, in the case of shares of each particular series, from and after the date or dates fixed with respect to such series. No dividends may be paid upon or declared or set apart for any of the Preferred Shares for any quarterly dividend period unless at the same time a like proportionate dividend for the same quarterly dividend period, ratably in proportion to the respective annual dividend rates fixed therefor, shall be paid upon or declared or set apart for all Preferred Shares of all series then issued and outstanding and entitled to receive such dividend.


          (C) Restriction on Dividends to Junior Shares. In no event as long as any Preferred Shares shall be outstanding shall any dividends, except a dividend payable in Common Shares or other shares ranking junior to the Preferred Shares, be paid or declared or any distribution be made on the Common Shares or any other shares ranking junior to the Preferred Shares, nor shall any Common Shares or any other shares ranking junior to the Preferred Shares be purchased, retired or otherwise acquired by the Corporation:

                    (i)  Unless all accrued and unpaid dividends
          on Preferred Shares, including the full dividends for the current quarterly dividend period, shall have been declared and paid or a sum sufficient for payment thereof set apart; and

                    (ii) Unless there shall be no arrearage with respect to the redemption of Preferred Shares of any series from any sinking fund provided for shares of such series in accordance with the provisions of clause
          (vi) of subsection (A) of this Division 1.

          (D)  Liquidation Preference.

               (i) The holders of Preferred Shares of any series shall, in case of liquidation, dissolution or winding up of the affairs of the Corporation, be entitled to receive in full out of the assets of the Corporation, including its capital, before any amount shall be paid or distributed among the holders of the Common Shares or any other shares ranking junior to the Preferred Shares, the amounts fixed with respect to shares of such series in accordance with subsection (A) of this Division 1, plus in either event an amount equal to all dividends accrued and unpaid thereof to the date of payment of the amount due pursuant to such liquidation, dissolution or winding up of the affairs of the Corporation. In case the net assets of the Corporation legally available therefor are insufficient to permit the payment upon all outstanding shares of Preferred Shares of the full preferential amount to which they are respectively entitled, then such net assets shall be distributed ratably upon outstanding Preferred Shares in proportion to the full preferential amount to which each such share is entitled;

               (ii) After payment to holders of Preferred Shares of the full preferential amounts, holders of Preferred
          Shares as such shall have no right or claim to any of the remaining assets of the Corporation; and

               (iii)  The merger or consolidation of the
          Corporation into or with any other corporation, or the merger of any other corporation into it, or the sale, lease or conveyance of all or substantially all the property or business of the Corporation, shall not be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Division 1.

          (E)  Voting Rights.

               (i)  Except as otherwise provided in this
          subsection (E), the holders of Preferred Shares shall not be entitled to vote upon any matters presented to the shareholders;

               (ii) If, and as often as, the Corporation is in default in the payment of four (4) full quarterly dividends (whether or not consecutive) on any series of Preferred Shares at the time outstanding, whether or not earned or declared, the holders of Preferred Shares shall be entitled to one vote for each Preferred Share upon all matters presented to the shareholders; and provided further that the foregoing special voting rights when vested shall remain so vested until all accrued and unpaid dividends on the Preferred Shares of all series then outstanding shall have been paid, whereupon the holders of Preferred Shares shall be divested of their special voting rights, subject to the revesting of such special voting rights upon the event specified above;

               (iii) The affirmative vote of the holders of at least two-thirds of the Preferred Shares at the time outstanding, given in person or by proxy at a meeting called for the purpose at which the holders of Preferred Shares shall vote separately as a class, shall be necessary to effect any one or more of the following:

                    (a)  Any amendment, alteration or repeal of
               any of the provisions of the Articles of Incorporation or of the Regulations of the Corporation which affects adversely the voting powers, rights or preferences of the holders of Preferred Shares; provided, however, that, for the purpose of this clause (a) only, neither the amendment of the Articles of Incorporation so as to authorize or create, or to increase the authorized or outstanding amount of Preferred Shares or of any shares of any class ranking on a parity with or junior to the Preferred Shares, nor the amendment of the provisions of the Regulations so as to increase the number of Directors of the Corporation shall be deemed to affect adversely the voting powers, rights or preferences of the holders of Preferred Shares; and provided further, that if such amendment, alteration or repeal affects adversely the rights or preferences of one or more but not all series of Preferred Shares at the time outstanding, only the affirmative vote of the holders of at least two-thirds of the number of shares at the time outstanding of the series so affected shall be required;

                    (b) The authorization or creation of, or the increase in the authorized amount of, any shares of any class, or any security convertible into shares of any class, ranking prior to the Preferred Shares; or

                    (c)  The purchase or redemption (for sinking
               fund purposes or otherwise) of less than all of the Preferred Shares then outstanding except in accordance with a stock purchase offer made to all holders of record of Preferred Shares, unless all dividends upon all Preferred Shares then outstanding for all previous quarterly dividend periods shall have been declared and paid or funds therefor set apart and all accrued sinking fund obligations applicable thereto shall have been complied with.

               (iv) The affirmative vote of the holders of at least a majority of the Preferred Shares at the time outstanding, given in person or by proxy at a meeting called for the purpose at which the holders of Preferred Shares shall vote separately as a class, shall be necessary to effect any one or more of the following:

                    (a)  The sale, lease or conveyance by the
               Corporation of all or substantially all of its property or business, or its consolidation with or merger into any other corporation unless the corporation resulting from such consolidation or merger will have after such consolidation or merger no class of shares either authorized or outstanding ranking prior to or on a parity with the Preferred Shares except the same number of shares ranking prior to or on a parity with the Preferred Shares and having the same rights and preferences as the shares of the Corporation authorized and outstanding immediately preceding such consolidation or merger, and each holder of Preferred Shares immediately preceding such consolidation or merger shall receive the same number of shares, with the same rights and preferences, of the resulting corporation; or

                    (b)  The authorization of any shares ranking
               on a parity with the Preferred Shares or an increase in the authorized number of shares of Preferred Shares.

          (F) Definitions. For the purpose of the Division 1, whenever reference is made to shares "ranking prior to the Preferred Shares" or "on a parity with the Preferred Shares," such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to the distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation are given preference over, or rank on an equality with (as the case may be) the rights of the holders of Preferred Shares; and whenever reference is made to shares "ranking junior to the Preferred Shares," such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends and as to the distributions in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation are junior and subordinate to the rights of the holders of Preferred Shares.


Division 2.  EXPRESS TERMS OF THE COMMON SHARES.

          The Common Shares shall be subject to the express terms of the Preferred Shares and of any series thereof.
          Each shareholder shall be entitled to one (1) vote for each Common Share standing in his name on the books of the Corporation.

          FIFTH: The following provisions are hereby agreed to for the purpose of defining, limiting and regulating the exercise of the authority of the Corporation or of the directors, or of all of the shareholders:

                (i)  The Board of Directors is expressly
          authorized to set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose or to abolish any such reserve in the manner in which it was created, and to purchase on behalf of the Corporation any shares issued by it to the extent of the surplus of the aggregate of its assets over the aggregate of its liabilities plus stated capital;

               (ii)  The Corporation may in its regulations
          confer powers upon its board of directors in addition to the powers and authorities conferred upon it expressly by Sections 1701.01, et seq. of the Revised Code of Ohio;

               (iii)  Any meeting of the shareholders or the
          board of directors may be held at any place within or without the State of Ohio in the manner provided for in the regulations of the Corporation; and

               (iv)  Except as otherwise required by these
          Articles of Incorporation, but notwithstanding any provision of the Ohio Revised Code now or hereafter in force requiring for any purpose the vote, consent, waiver or release of the holders of shares entitling them to exercise two-thirds, or any other proportion, of the voting power of the Corporation or of any class or classes of shares thereof, any amendments to the Articles of Incorporation may be made from time to time, and any proposal or proposition requiring the action of shareholders may be authorized from time to time by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation.

          SIXTH: No holder of shares of the Corporation of any class, as such, shall have the preemptive right to subscribe for or to purchase any shares of any class of the Corporation or any other securities of the Corporation, whether such shares of such class are now or hereafter authorized.

          SEVENTH: In no event shall a holder of shares of any class have the right to cumulate their votes in the election of directors.


          EIGHTH: (1) In connection with the exercise of its judgment in determining what is in the best interest of the Corporation and its shareholders when evaluating a Business Combination or a proposal by another Person or Persons to make a Business Combination or a tender or exchange offer or a proposal by another Person or Persons to make a tender or exchange offer, the Board of Directors of the Corporation shall, in addition to considering the adequacy of the amount to be paid in connection with any such transaction, consider all the following factors and any other factors which it deems relevant: (i) the social and economic effects of the transaction on the Corporation and its subsidiaries, employees, depositors, loan and other customers, creditors and other elements of the communities in which the Corporation and its subsidiaries operate or are located; (ii) the business and financial conditions and earnings prospects of the acquiring Person or Persons, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring Person or Persons, and the possible effect of such conditions upon the Corporation and its subsidiaries and the other elements of the communities in which the Corporation and its subsidiaries operate or are located, and (iii) the competence, experience, and integrity of the acquiring Person or Persons and its or their management.

          (2) The affirmative vote of the holders of not less than eighty percent (80 percent) of the Voting Stock shall be required for the approval or authorization of any Business Combination with a Related Person, or any Business Combination in which a Related Person has an interest (except proportionately as a shareholder); provided, however, that the eighty percent
(80 percent) voting requirement shall not be applicable if (i) the Continuing Directors, who at the time constitute at least a majority of the entire Board of Directors of the Corporation, have expressly approved the Business Combination by at least a two-thirds (2/3) vote of such Continuing Directors, or (ii) all of the following conditions are satisfied:

               (A)  The Business Combination is a merger or
          consolidation and cash or fair market value of property, securities or other consideration to be received per share by holders of the Common Shares (other than such Related Person) in the Business Combination is at least equal in value to such Related Person's Highest Purchase Price;

               (B) After such Related Person has become the Beneficial Owner of not less than ten percent
          (10 percent) of the Voting Stock of the Corporation and prior to the consummation of such Business Combination, such Related Person shall not have become the Beneficial Owner of any additional shares of Voting Stock or securities convertible into Voting Stock, except (i) as a part of the transaction which resulted in such Related Person becoming the Beneficial owner of not less than ten percent (10 percent) of the Voting Stock or (ii) as a result of a pro rata stock dividend or stock split; and

               (C) Prior to the consummation of such Business Combination, such Related Person shall not have, directly or indirectly, (i) received the benefit (except proportionately as a shareholder) of any loan, advances, guarantees, pledges, or other financial assistance or tax credits provided by the Corporation or any of its subsidiaries, or (ii) caused any material change in the Corporation's business or equity capital structure, including the issuance of shares of capital stock of the Corporation to any third party.

          (3) For purposes of this Article Eighth:

          (i) The term "Business Combination" shall mean (a) any merger or consolidation involving the Corporation or a subsidiary of the Corporation, (b) any sale, lease, exchange, transfer or other disposition (in one transaction or a series of transactions), including without limitation a mortgage or any other security device, of all or any Substantial Part of the assets either of the Corporation or of a subsidiary of a Corporation, (c) any sale, lease, exchange, transfer or other disposition of all or any Substantial Part of the assets of an entity to the Corporation or a subsidiary of the Corporation,
(d) the issuance, sale, exchange, transfer or other disposition by the Corporation or a subsidiary of the Corporation, of its securities with or to the Related Person, (e) any recapitalization or reclassification of the Corporation's securities (including, without limitation, any reverse stock split) or other transaction that would have the effect of increasing the voting power of a Related Person, (f) any liquidation, spin-off, split-up, or dissolution of the Corporation, and (g) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Transaction.

          (ii) The term "Related Person" shall (a) mean and include any individual, corporation, partnership, group, association or other person or entity which, together with its Affiliates and the Associates, is the Beneficial Owner of not less than ten percent (10 percent) of the voting stock of the corporation (1) at the time the definitive agreement providing for the Business Combination (including any amendment thereof) was entered into, (2) at the time a resolution approving the Business Combination was adopted by the Board of Directors of the Corporation, or (3) as of the record date for the determination of Shareholders entitled to notice of and to vote on, or consent to, the Business Combination, and (b) shall mean and include any Affiliate or Associate of any such individual, corporation, partnership, group, association or other person or entity; provided, however, and notwithstanding anything in the foregoing to the contrary, the term "Related Person" shall not include the Corporation, a wholly owned subsidiary of the Corporation, or any trustee of, or fiduciary with respect to, any such plan when acting in such capacity.

          (iii) The term "Beneficial Owner" shall be defined by reference to Rule 13d-3 under the Securities Exchange Act of 1934, as in effect on March 1, 1984; provided, however, and without limitation, any individual, corporation, partnership, group, association or other person or entity which has the right to acquire any Voting Stock at any time in the future, whether such right is contingent or absolute, pursuant to any agreement, arrangement or understanding upon exercise of the rights, warrants or options, or otherwise, shall be beneficial owner of such Voting Stock.

          (iv) The term "Highest Purchase Price" shall mean the highest amount of consideration paid by such Related Person for a Common Share within two (2) years prior to the date such Related Person became the Beneficial Owner of not less than ten percent (10 percent) of the Voting Stock; and if such stock is not listed on any principal exchange, the highest closing bid quotation with respect to a share of stock during the thirty (30) day period preceding the date in question -- or if no quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board in good faith.

           (v) The term "Voting Stock" shall mean all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for the purpose of this Article as one class; provided, however, that if the Corporation has shares of Voting Stock entitled to more or less than one vote for any such share, each reference to a proportion of shares of Voting Stock shall be deemed to refer to such proportion of the votes entitled to be cast by such shares.

          (vi) The term "Continuing Director" shall mean a director who either was a member of the Board of Directors of the Corporation prior to the time such Related Person became a Related Person or who subsequently became a director of the Corporation and whose election, or nomination for election by the Corporation's stock holder, was approved by a vote of at least three-quarters (3/4) of the Continuing directors then of the Board.

          NINTH: No amendment of these Articles shall be effective to amend, alter, repeal or change the effect of any of the provisions of Article EIGHTH unless such amendment shall receive the affirmative vote of the holders of at least eighty percent (80 percent) of the outstanding Common Shares; provided, however, that such voting requirement shall not be applicable to the approval of such an amendment if such amendment shall have been proposed and authorized by action of the Board of Directors of the Corporation by the affirmative vote of at least two-thirds (2/3) of the Continuing Directors, as that term is defined in Article EIGHTH.

          TENTH: The Corporation shall have the power to indemnify its present and past directors, officers, employees and agents, and such other persons as it shall have powers to indemnify, to the full extent permitted under, and subject to the limitations of, Title 17 of the Ohio Revised Code. The Corporation may, upon the affirmative vote of a majority of its Board of Directors, purchase insurance for the purpose of indemnifying its directors, officers, employees and agents to the extent that such indemnification is allowed in this Article TENTH.

          ELEVENTH: These Amended Articles of Incorporation supersede the Restated and Amended Articles of Incorporation of the Corporation, as amended, heretofore in effect.